EXHIBIT 21.1
List of Subsidiaries of Two Rivers Water Company

Company	State of Organ-ization	Ultimate Parent	Immediate Parent	% Owner-ship
Two Rivers Water Company	CO
TRWC, Inc.	CO	Two Rivers Water Company	Two Rivers Water Company	100
HCIC Holdings, LLC	CO	Two Rivers Water Company	TRWC, Inc.	100
Huerfano-Cucharas Irrigation Company	CO	Two Rivers Water Company	HCIC Holdings	91
Two Rivers Water LLC	CO	Two Rivers Water Company	Two Rivers Water Company	100
Two Rivers Farms LLC	CO	Two Rivers Water Company	Two Rivers Water Company	100
Two Rivers Farms F-1 LLC	CO	Two Rivers Water Company	Two Rivers Water Company	100
Two Rivers Energy LLC	CO	Two Rivers Water Company	Two Rivers Water Company	100
Northsight, Inc.	CO	Two Rivers Water Company	Two Rivers Water Company	98
Southie Developments LLC	CO	Two Rivers Water Company	Northsight, Inc.	98